Letter to Shareholders
2007 was a regrouping year for NUCRYST Pharmaceuticals Corp. The first quarter saw a shift in the focus of research and development efforts to pursue a 510(k) clearance to market a moisturizing cream containing NPI 32101 as a barrier to infection, while we continued to evaluate our NPI 32101 assets in the gastroenterology space. The regrouping accelerated during the summer of 2007, when as part of a strategic review, our board of directors evaluated all aspects of NUCRYST’s business. This resulted in, among other things, changes in leadership at the company. These changes included my taking on the roles of President, CEO and Chairman of the Board toward the end of the third quarter 2007.
Since then, we have been working diligently to evolve the strategic positioning of the Company to create long-term shareholder value. We reduced business complexity to allow the company to focus on business growth and efficiencies. As part of the strategic review, we decided to emphasize the assets we already have. These include
•	Cash flow-from sales of Acticoat™ products

•	Financial-cash in the bank and no debt

•	Expertise in therapeutic silver-from our unique, patent-protected, atomically disordered nanocrystalline silver

•	Access to capital-through our public listing on NASDAQ and TSX

•	Intellectual property-from our US and non-US patent portfolio
An important first step was to build on our core strengths, such as our wound care business. This involved reinvigorating our relationship with Smith & Nephew (S&N). On September 30th, 2007, we signed revised agreements with S & N that enable S & N and NUCRYST to jointly support the continued growth of the Acticoat™ brand in the context of increasing competitive pressures and to provide both NUCRYST and S & N more freedom to work together to build a new product pipeline.
Smith and Nephew reported Acticoat sales of $60 million in 2007, which was an 11% increase in revenues that were subject to royalty payments to NUCRYST. We reported revenues of $30 million for the year, which included non-recurring milestone payments totaling $10 million in addition to revenues from royalties and contract manufacturing. The net loss for the full year narrowed to $4 million.
During 2007, Smith & Nephew introduced two new Acticoat™ dressings with our SILCRYST™ coating that had been jointly developed with NUCRYST. In April 2007, Acticoat™ Site dressing was introduced for use around catheters, and in October 2007, Acticoat™ Post-op dressing was introduced for use following surgery.

Along with the revenue growth reported in the fourth quarter, we are proud of our advances in quality management. Our Operational Excellence Quality Systems formed a foundation for our reinvigorated relationship with Smith & Nephew and have lead to an assortment of new manufacturing efficiencies that resulted in a doubling of employee productivity since 2005. In addition, we awarded our first Six Sigma “Black Belt” in 2007.
The second step in our strategic positioning initiative is to rebuild the company’s new product pipeline, which was significantly depleted by the cancellation of our atopic dermatitis clinical program in fourth quarter of 2006. In July 2007, we received FDA clearance on a prescription antimicrobial wound barrier cream. Our topical cream is a semi-viscous emulsion intended for topical applications for external wound management. It aids the body by providing a moist environment for healing, and the cream also serves as a broad-spectrum antimicrobial barrier to organisms. In 2007, we filed another 510(k) application with the FDA to expand the claims and indications for our barrier cream to include a claim that it relieves the signs and symptoms of dermatoses. We have been working hard on commercialization options and will provide further information when it is available.
We are innovators in therapeutic silver and have extensive intellectual property around our unique, atomically disordered nanocrystalline silver. We are evaluating ways to create additional shareholder value with our extensive patent portfolio. During the past year we added two US issued patents and two pending patents for a US total of 23 issued and 22 pending patents. Outside the US we added six non-US issued patents for a non-US total of 88 issued and 25 pending patents.
We ended the year with $17.8 million cash and cash equivalents on our balance sheet and continued to have no debt. Our SILCRYST business funded much of our development and management activities during 2007.
We will continue to work hard on new products and when the work is nearer to completion, I look forward to providing you, our shareholders, with an update.
Thomas E. Gardner
President, CEO and Chairman of the Board
NUCRYST Pharmaceuticals Corp.

Board of Directors and Corporate Information
Shareholder Information
Board of Directors
Thomas E. Gardner
President, CEO, and Chairman of the Board
NUCRYST Pharmaceuticals Corp.
Neil Carragher 1,2,3
Chairman of the Corporate Partnership Ltd.
Dr. Roger G.H. Downer 2,3
President Emeritus of the University of Limerick
Barry M. Heck
President of EL Merchant Capital
David Poorvin, PhD 1,2,3
Consultant
Richard W. Zahn 1,3
Private Businessman and Consultant
1. Member of the Audit Committee
2. Member of the Human Resources
and Compensation Committee
3. Member of the Corporate Governance
and Nominating Committee
Investor Relations
Eliot M. Lurier
Tel: (781) 224-1444
Fax: (781) 246-6002
E-mail:info@nucryst.com
Stock Information
Traded on NASDAQ under the symbol NCST
Traded on The Toronto Stock Exchange
under the symbol NCS
Transfer Agent
Computershare Trust Company of Canada
600, 530 – 8th Avenue SW
Calgary, Alberta T2P 3S8
Tel: 1-888-267-6555
E-mail: service@computershare.com
NUCRYST Pharmaceuticals
Annual General Meeting
Thursday May 8, 2008
10:00 a.m.
Hilton Logan Airport
New England Ballroom A
One Hotel Drive
Boston, MA 02128
Corporate Information
Executive Officers
Thomas E. Gardner
President, Chief Executive Officer,
and Chairman of the Board
Carol L. Amelio
Vice President, General Counsel
and Corporate Secretary
Edward Gaj, Jr.
Vice President, Corporate Development
Eliot M. Lurier, CPA
Vice President, Finance and Administration,
Chief Financial Officer
David C. McDowell
Vice President, Manufacturing Operations
Katherine J. Turner, PhD
Vice President, Research and Development
Offices
Corporate Office and Pharmaceutical
Research & Development Headquarters
50 Audubon Road
Suite B
Wakefield, Massachusetts 01880
Tel: (781) 224-1444
Fax: (781) 246-6002
E-mail: info@nucryst.com
www.nucryst.com
Manufacturing and Nanocrystalline
Technology Research & Development Facility
10102 – 144 Street
Fort Saskatchewan,
Alberta T8L 3W4
Tel: (780) 992-5500
Fax: (780) 992-5501